Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 and Form S-4 of Surf Air Mobility of our report dated April 12, 2023, except with respect to the matters that raise substantial doubt about the Company’s ability to continue as a going concern, and the effects of the revision discussed in Note 1 to the consolidated financial statements, as to which the date is June 2, 2023, relating to the financial statements of Southern Airways Corporation, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

June 22, 2023